THE MARCUS CORPORATION REPORTS INCREASED SECOND QUARTER
REVENUES AND OPERATING INCOME

Milwaukee, Wis., December 20, 2007….. The Marcus Corporation (NYSE: MCS) today reported increased revenues and operating income for the second quarter ended November 29, 2007.

Second Quarter Fiscal 2008 Highlights

•	Total revenues for the second quarter of fiscal 2008 were $83,431,000, an 18.2% increase from revenues of $70,605,000 for the second quarter of fiscal 2007.
•	Operating income was $8,638,000 for the second quarter of fiscal 2008, a 2.0% increase from operating income of $8,467,000 for the same period in the prior year.
•	Net earnings were $2,940,000 or $0.10 per diluted common share for the second quarter of fiscal 2008, compared to net earnings of $10,091,000 or $0.33 per diluted common share for the second quarter of the prior year.
•	Last year’s net earnings included pre-tax gains on the disposition of property, equipment and other assets of $8,582,000, related to the sale of surplus movie theatre and restaurant properties and development gains on the sale of units at the company’s condominium hotel project in Las Vegas. Prior year results also benefited from historic tax credits related to the renovation of the Skirvin Hilton in Oklahoma City.

First Half Fiscal 2008 Highlights

•	Total revenues for the first half of fiscal 2008 were $195,572,000, a 19.2% increase from revenues of $164,012,000 for the first half of fiscal 2007.
•	Operating income was $32,153,000 for the first two quarters of fiscal 2008, an 8.4% increase from operating income of $29,649,000 for the same period in the prior year.
•	Net earnings were $14,671,000 or $0.48 per diluted common share for the first half of fiscal 2008, compared to earnings of $23,798,000 or $0.77 per diluted common share for the same period in fiscal 2007.

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“We are pleased that we achieved increases in revenues and operating income in the second quarter. However, we were disappointed that a strong slate of summer movies was followed by a relatively weak slate of films during the second quarter, negatively impacting the results of Marcus Theatres. Second quarter operating results for Marcus Hotels and Resorts showed solid improvement and would have been even better if not for a significant real estate tax adjustment received during the quarter at one of our owned hotels. Our second quarter net earnings were down from the prior year because of the historic tax credits and significant development and real estate gains that we did not have in this year’s second quarter,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Revenues for Marcus Theatres increased 18.7% in the second quarter, due entirely to the addition of 122 screens at 11 locations acquired in April from Cinema Entertainment Corporation. Revenues for the first half of the fiscal year were up 22.4%. While operating income was down in the second quarter due to the disappointing slate of movies, operating income was up 15.7% for the first half of fiscal 2008 as a result of the division’s strong first quarter performance,” said Marcus.

Hit movies for Marcus Theatres in the second quarter were Bee Movie, American Gangster and The Game Plan. “Two holiday pictures that have already opened and performed well are Enchanted and I Am Legend. Other movies with good box-office potential opening in the next few weeks include National Treasure: Book of Secrets, Charlie Wilson’s War and The Bucket List, along with two critically acclaimed pictures, Juno and Atonement,” said Marcus.

“We introduced the latest Dolby® 3D digital cinema technology at two of our theatres during the second quarter. Special showings of Tim Burton’s The Nightmare Before Christmas, which was reformatted for digital 3D, and Beowulf were well-received by our audiences. In February, we will show the Hannah Montana/Miley Cyrus: Best of Both Worlds Concert in Disney Digital 3D™ for one week at theatre locations in New Berlin and Madison, Wisconsin. With the overwhelming popularity of Hannah Montana all across the country, we expect that many fans who can’t get a ticket to the live concert will want to see it on the big screen in digital 3D,” Marcus said.

“In addition to bringing the latest technology to our theatres, we are also expanding our audience base by providing alternate programming in select theatres. The response to Green Bay football games shown live in the AT&T Palladium at our new Majestic Cinema in Brookfield, Wisconsin, has been outstanding. As part of our agreement

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with National CineMedia, 21 of our theatres showed ‘Garth Brooks Live in Concert’ in November and are showing the entire ‘Metropolitan Opera: Live in HD’ series,” said Marcus.

Marcus said the company continues to expand its successful UltraScreen® concept, with the opening of its eleventh UltraScreen on December 21. The new 70-foot-wide screen is part of a 400-seat auditorium addition to the division’s existing 16-screen Pickerington Cinema in the Columbus, Ohio area.

“Today, we are announcing an agreement to purchase a portion of Silk Film Buying Company of Minneapolis. Under the agreement, Marcus Theatres will perform film buying, booking and other related services for 15 theatre locations owned by five exhibitors representing 152 screens in Minnesota. Including the screens that were previously booked by Silk, Marcus Theatres will provide film buying services for 747 motion picture screens in six states. This acquisition is part of our strategy to expand our revenue sources and leverage our strong operations infrastructure. The transaction is expected to close on January 14, 2008,” said Marcus.

Marcus Hotels and Resorts

Revenues for Marcus Hotels and Resorts increased 17.8% in the second quarter. Revenue per available room (RevPAR) for company-owned properties (excluding the recently opened Skirvin Hilton) increased 5.3% for the quarter and 6.2% for the first half of the year, driven by increases in the average daily rate.

“Operating income increased 11.7% in the second quarter and would have been even higher if not for a significant real estate tax adjustment received at our company-owned Four Points by Sheraton Chicago Downtown/Magnificent Mile. This adjustment was cumulative in nature and does not reflect the ongoing expense rate based on the new assessment,” said Marcus.

“This division continues to move forward with its strategy to add new management contracts. During the second quarter, we were selected to manage the Venturella Resort and Spa in Orlando, Florida. This four-star property is currently undergoing a $22 million renovation and is scheduled to reopen in mid-2008. We are managing the new 256-room Hilton Minneapolis/Bloomington, which will open in January. We are providing technical and preopening services for both of these projects, as well as for the Carmel, Indiana hotel project announced last quarter,” said Marcus.

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Marcus noted that the meeting and banquet space at the Pfister Hotel in Milwaukee reopened during the quarter following an extensive renovation. The renovation of the Pfister’s parking ramp was completed in December.

Summary

“Although our second quarter bottom line was impacted by the soft movie slate and the real estate tax adjustment, our first half results showed solid improvement and we continued to make good progress on our growth strategies. Marcus Theatres is benefiting from its recently acquired theatres and is implementing new technology, expanding alternate programming and adding new UltraScreens. Marcus Hotels and Resorts should benefit in future quarters from hotels added during the past year and continues to add new management contracts and maintain and enhance its existing assets. We also executed on an ongoing strategy to build value for our shareholders, repurchasing 379,000 shares of our common stock during the quarter,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 20, 2007, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-597-5324 and entering the passcode 87442737. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 27, 2007 by dialing 1-888-286-8010 and entering the passcode 52152976. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 594 screens at 49 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota and Iowa, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in 10 states, with three additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 29, 2007	Nov. 23, 2006	Nov. 29, 2007	Nov. 23, 2006
Revenues:
Rooms and telephone	$25,683	$23,546	$54,922	$50,121
Theatre admissions	20,866	17,772	57,938	47,716
Theatre concessions	10,259	8,733	28,503	23,635
Food and beverage	14,676	12,117	28,894	23,806
Other revenues	11,947	8,437	25,315	18,734

Total revenues	83,431	70,605	195,572	164,012
Costs and expenses:
Rooms and telephone	8,669	8,059	18,014	16,296
Theatre operations	18,093	14,608	46,945	38,020
Theatre concessions	2,746	1,924	7,324	5,228
Food and beverage	10,850	8,716	21,777	17,178
Advertising and marketing	4,967	4,860	10,307	9,581
Administrative	8,932	7,981	18,509	16,242
Depreciation and amortization	7,959	6,303	16,041	12,708
Rent	1,292	814	2,423	1,678
Property taxes	4,245	2,730	7,128	5,247
Preopening expenses	10	931	309	1,206
Other operating expenses	7,030	5,212	14,642	10,979

Total costs and expenses	74,793	62,138	163,419	134,363

Operating income	8,638	8,467	32,153	29,649
Other income (expense):
Investment income	339	661	706	1,457
Interest expense	(3,815)	(3,191)	(7,936)	(6,477)
Gain (loss) on disposition of property,
equipment and other assets	(163)	8,582	(107)	8,569
Equity losses from unconsolidated
joint ventures, net	(69)	(1,102)	(138)	(1,399)

	(3,708)	4,950	(7,475)	2,150

Earnings from continuing operations
before income taxes	4,930	13,417	24,678	31,799
Income taxes	1,990	3,154	10,007	7,828

Earnings from continuing operations	2,940	10,263	14,671	23,971
Losses from discontinued operations,
net of income taxes	--	(172)	--	(173)

Net earnings	$2,940	$10,091	$14,671	$23,798

Earnings per common share - diluted:
Continuing operations	$0.10	$0.33	$0.48	$0.78
Discontinued operations	--	--	--	(0.01)

Net earnings per share	$0.10	$0.33	$0.48	$0.77

Weighted average shares outstanding - diluted:	30,491	30,805	30,611	30,750

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	November 29, 2007	May 31, 2007
Assets:
Cash and cash equivalents	$10,724	$12,018
Cash held by intermediaries	824	5,749
Accounts and notes receivable	19,499	19,956
Refundable income taxes	1,182	5,939
Deferred income taxes	720	1,056
Condominium units held for sale	6,948	7,320
Other current assets	5,576	6,340
Assets of discontinued operations	--	975
Property and equipment, net	551,786	559,785
Other assets	79,287	79,245

Total Assets	$676,546	$698,383

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$16,144	$24,481
Taxes other than income taxes	12,915	11,215
Other current liabilities	26,828	31,466
Current maturities of long-term debt	57,027	57,250
Liabilities of discontinued operations	--	2,731
Long-term debt	188,271	199,425
Deferred income taxes	29,224	29,376
Deferred compensation and other	24,271	22,930
Shareholders' equity	321,866	319,509

Total Liabilities and Shareholders’ Equity	$676,546	$698,383

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended November 29, 2007
Revenues	$33,285	$49,760	$386	$83,431	$--	$83,431
Operating income (loss)	4,296	6,833	(2,491)	8,638	--	8,638
Depreciation and amortization	3,709	4,082	168	7,959	--	7,959
13 Weeks Ended November 23, 2006
Revenues	$28,039	$42,254	$312	$70,605	$9	$70,614
Operating income (loss)	4,751	6,116	(2,400)	8,467	73	8,540
Depreciation and amortization	2,788	3,338	177	6,303	--	6,303
26 Weeks Ended November 29, 2007
Revenues	$91,182	$103,697	$693	$195,572	$--	$195,572
Operating income (loss)	19,680	17,066	(4,593)	32,153	--	32,153
Depreciation and amortization	7,462	8,233	346	16,041	--	16,041
26 Weeks Ended November 23, 2006
Revenues	$74,517	$88,865	$630	$164,012	$3,690	$167,702
Operating income (loss)	17,008	17,152	(4,511)	29,649	12	29,661
Depreciation and amortization	5,636	6,657	415	12,708	12	12,720

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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